UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 _______________________________________________________________________________________________________________________________________________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		May 9, 2017

NACCO INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-9172	34-1505819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5875 LANDERBROOK DRIVE, SUITE 220, CLEVELAND, OHIO		44124-4069
(Address of principal executive offices)		(Zip code)

(440) 229-5151
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):
Emerging growth company       [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     [ ]

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

NACCO Industries, Inc. Non-Employee Directors' Equity Compensation Plan

On February 14, 2017, the Board of Directors (the "Board") of NACCO Industries, Inc. ("NACCO" or the "Company") adopted the NACCO Industries, Inc. Non-Employee Directors' Equity Compensation Plan (Amended and Restated Effective May 9, 2017) (the "Amended Director Equity Plan"), for the benefit of the non-employee directors of NACCO. Prior versions of the plan were previously adopted by the Board and approved by stockholders, most recently in 2011 (the "Current Director Equity Plan"). The Amended Director Equity Plan replaces the Current Director Equity Plan. The principal reason for adopting the Amended Director Equity Plan was to increase the number of shares of NACCO's Class A Common Stock, par value $1.00 per share ("Class A Common"), available for issuance.

The issuance of shares of Class A Common under the Amended Director Equity Plan for periods on or after May 9, 2017 was subject to approval by the stockholders of NACCO. The stockholders of NACCO approved the Amended Director Equity Plan on May 9, 2017.

Subject to adjustment as provided under the Amended Director Equity Plan, (1) no more than 100,000 shares of Class A Common (which may be of shares of original issuance or treasury shares, or a combination of both) may be issued or transferred under the Amended Director Equity Plan on or after May 9, 2017 and (2) no non-employee director may receive in any calendar year beginning on or after January 1, 2017 more than 20,000 shares of Class A Common, in the aggregate, under the Amended Director Equity Plan.

Under the Amended Director Equity Plan, the Company's non-employee directors are required to receive a portion (as determined by the Board) of their annual retainers (in 2017, $89,000 out of $145,000) in shares of Class A Common (the "Mandatory Shares"). They may also elect to receive all or part of the remainder of the retainer and all other fees in the form of shares of Class A Common (the "Voluntary Shares"). The number of shares of Class A Common issued to a director is determined by taking the dollar value of the amount to be received in Mandatory and Voluntary Shares and dividing it by the formula price contained in the Amended Director Equity Plan. The Mandatory and Voluntary Shares are immediately vested when paid. The Mandatory Shares are subject to certain transfer restrictions, generally for a period of ten years from the last day of the calendar quarter for which they were issued, subject to exceptions as stated in the plan.

The Board may amend the Amended Director Equity Plan from time to time or may terminate it in its entirety, except that stockholder approval will be required under certain circumstances as described in the Amended Director Equity Plan. In any event, no Mandatory Shares or Voluntary Shares may be issued or transferred under the Amended Director Equity Plan on or after May 9, 2027.

The Amended Director Equity Plan is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The foregoing summary is qualified in its entirety by reference to the full text of the Amended Director Equity Plan.

NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan

On February 14, 2017, the Board also adopted the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan (Amended and Restated Effective March 1, 2017) (the "Amended Long-Term Plan") for the benefit of executive employees of NACCO and its subsidiaries. Prior versions of the plan were previously adopted by the Board and approved by stockholders, most recently in 2012 (the "Current Long-Term Plan"). The Amended Long-Term Plan replaces the Current Long-Term Plan. The Amended Long-Term Plan was adopted (1) to meet one of the requirements under Internal Revenue Code Section 162(m) ("Code Section 162(m)") governing the federal tax deductibility of "qualified performance-based compensation" paid to covered employees and (2) to comply with Section 303A.08 of the New York Stock Exchange Listing Standards which require that stockholders approve all material revisions to equity compensation plans.

The Amended Long-Term Plan was effective March 1, 2017 but the issuance of Class A Common with respect to target awards granted for performance periods beginning on or after January 1, 2017 was subject to the approval of the plan by the stockholders of NACCO. The stockholders of NACCO approved the Amended Long-Term Plan on May 9, 2017.

In general, the Amended Long-Term Plan will be administered by the Compensation Committee (the "Committee") of the Board and will enable the Committee to provide awards (as described below) to salaried employees of the Company and its wholly-owned subsidiaries on a U.S. payroll who, in the judgment of the Committee, occupy executive positions in which their efforts may contribute to the profits or growth of the Company. The Amended Long-Term Plan will permit the Company to grant awards that may be able to qualify as "qualified performance-based compensation" under Code Section 162(m) and awards that are not intended to so qualify.

The Amended Long-Term Plan provides that, subject to adjustment as provided under the plan, 400,000 shares of Class A Common may be issued or transferred under the plan on or after March 1, 2017. The maximum amount paid to a participant in a single calendar year as a result of awards under the Amended Long-Term Plan (including the fair market value of any shares paid to a participant) may not exceed the greater of $12 million or the fair market value of 500,000 Award Shares (defined below).

The Amended Long-Term Plan provides that each participant is eligible to be granted a target incentive award (as determined by the Committee) with respect to a specified performance period of one or more years. Multiple awards may be granted to a participant, subject to the maximum payment limitations contained in the plan. The final payout for each individual is generally based on the participant's target award measured against established performance criteria for the performance period, which performance criteria may differ for different classifications of participants.

The performance criteria with respect to an award will be determined by the Committee based on one or more, or a combination, of the following metrics if the award is intended to qualify as "qualified performance-based compensation" under Code Section 162(m): return on equity, return on total capital employed, diluted earnings per share, total earnings, earnings growth, return on capital, return on assets, return on sales, safety, compliance with regulatory/environmental requirements, tons of coal or other minerals, yards of limerock or other aggregates severed or delivered, earnings before interest and taxes, revenue, revenue growth, gross margin, net or standard margin, return on investment, increase in the fair market value of shares, share price (including, but not limited to, growth measures and total stockholder return), profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), inventory turns, financial return ratios, market share, earnings measures/ratios, economic value added, balance sheet measurements (such as receivable turnover), internal rate of return, customer satisfaction surveys or productivity, net income, operating profit or increase in operating profit, market share, increase in market share, sales value increase over time, economic value income, economic value increase over time, expected value of new projects or extensions of new or existing projects, development of new or existing projects, adjusted standard margin or net sales.

In its discretion, the Committee may increase or decrease target awards in certain circumstances as described in the Amended Long-Term Plan, may approve the payment of awards where performance would otherwise not meet the criteria for payment of awards, and make certain other adjustments to awards under the plan, in each case subject to certain limitations described in the Amended Long-Term Plan, including limitations with respect to awards that are intended to be "qualified performance-based compensation" under Code Section 162(m).

Awards under the Amended Long-Term Plan will be paid partially in cash and partially in the form of shares of Class A Common (the "Award Shares"), as determined by the Committee. The Award Shares are immediately vested when earned but are subject to certain transfer restrictions, generally for a period of ten years from the last day of the applicable performance period, subject to exceptions as stated in the Amended Long-Term Plan.

The Board and Committee generally will be able to amend the Amended Long-Term Plan, subject to stockholder approval in certain circumstances as described in the Amended Long-Term Plan. In any event, no Award Shares will be issued or transferred under the Amended Long-Term Plan on or after March 1, 2027, but, in general, and as further described in the plan, all Award Shares issued or transferred prior to the termination of the Amended Long-Term Plan will continue to be subject to the terms of the Amended Long-Term Plan following such termination.

On March 24, 2017, the Committee approved target awards under the Amended Long-Term Plan to certain executive employees, including NACCO's named executive officers. The following table sets forth information regarding target awards granted to the Company's named executive officers for the 2017 performance period:

Named Executive Officer	Target Award ($)
Alfred M. Rankin, Jr.	$1,925,963
Elizabeth I. Loveman	$98,371
J.C. Butler, Jr.	$1,160,408
Gregory H. Trepp	--
R. Scott Tidey	--

Also on March 24, 2017, the Committee determined that (1) 100% of the awards under the Amended Long-Term Plan for 2017 will be based on NACCO's adjusted consolidated return on total capital employed and (2) approximately 65% of the final 2017 Awards would be paid in Award Shares, with the remainder being settled in cash. Final awards under the Amended Long-Term Plan for 2017 will be determined following December 31, 2017 and will be paid no later than March 15, 2018.

The Amended Long-Term Plan is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference. The foregoing summary is qualified in its entirety by reference to the full text of the Amended Long-Term Plan.

Item 5.07. Submission of Matters to a Vote of Security Holders.

NACCO held its Annual Meeting of Stockholders on May 9, 2017. Reference is made to the Company's 2017 Proxy Statement filed with the Securities Exchange Commission on March 27, 2017 for more information regarding the Proposals set for below and the vote required for approval of these matters. The matters voted upon and the final results of the vote were as follows:

Proposal 1 - The stockholders elected each of the following nine nominees to the Board of Directors until the next annual meeting and until their successors are elected:

DIRECTOR	VOTE FOR	VOTE WITHHELD	BROKER NON-VOTES
John P. Jumper	19,776,567	177,949	360,250
Dennis W. LaBarre	19,736,269	218,247	360,250
Michael S. Miller	19,895,844	58,672	360,250
Richard de J. Osborne	19,734,913	219,603	360,250
Alfred M. Rankin, Jr.	19,846,279	108,237	360,250
James A. Ratner	19,892,776	61,740	360,250
Britton T. Taplin	19,775,060	179,456	360,250
David F. Taplin	18,694,743	1,259,773	360,250
David B. H. Williams	19,798,340	156,176	360,250

Proposal 2 - The stockholders approved The NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan:

For	19,895,642
Against	55,072
Abstain	3,502
Broker Non-Votes	360,250

Proposal 3 - The stockholders approved The NACCO Industries, Inc. Non-Employee Directors' Equity Compensation Plan:

For	19,883,047
Against	68,690
Abstain	2,779
Broker Non-Votes	360,250

Proposal 4 - The stockholders approved the advisory vote to approve the Company's Named Executive Officer Compensation:

For	19,902,984
Against	47,076
Abstain	4,456
Broker Non-Votes	360,250

Proposal 5 - The stockholders voted that the advisory vote to approve the Company's Named Executive Officer Compensation should be held every year:

ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN	BROKER NON-VOTES
19,111,941	61,998	770,925	9,652	360,250

In accordance with the voting results for Proposal 5, the Company's Board of Directors determined that an advisory vote to approve the Company's Named Executive Officer Compensation be conducted every year, commencing with the Company's 2018 annual meeting of stockholders.

Proposal 6 - The stockholders ratified the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm of NACCO for 2017:

For	20,262,564
Against	51,879
Abstain	323

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Exhibit Description
10.1	NACCO Industries, Inc. Non-Employee Directors' Equity Compensation Plan (Amended and Restated Effective May 9, 2017)
10.2	NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan (Amended and Restated Effective March 1, 2017)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 10, 2017		NACCO INDUSTRIES, INC.

		By:	/s/ Elizabeth I. Loveman
Name: Elizabeth I. Loveman
Title: Vice President and Controller

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1	NACCO Industries, Inc. Non-Employee Directors' Equity Compensation Plan (Amended and Restated Effective May 9, 2017)
10.2	NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan (Amended and Restated Effective March 1, 2017)